Exhibit 4.6

NON-EXCLUSIVE LICENSE AGREEMENT

(Seller Out-License Agreement)

This Non-Exclusive License Agreement (this “Agreement”) dated as of July 24, 2012 (the “Effective Date”) by and between BOSTON SCIENTIFIC CORPORATION, a Delaware corporation (“Licensor”) and MEDIFOCUS, INC., a Canadian corporation (“Licensee”).

WHEREAS, Licensor and Licensee have entered into a certain Asset Purchase Agreement dated as of June 25, 2012 (“Purchase Agreement”) pursuant to which, on the Effective Date, Licensee is purchasing all right, title and interest in and to the Purchased Assets (as such term is defined in Purchase Agreement) from Licensor;

WHEREAS, Licensor is the owner of the Business Licensed Intellectual Property (as such term is defined in the Purchase Agreement) and has agreed to grant to Licensee a non-exclusive, royalty-free license to use such Business Licensed Intellectual Property within the Field, all in accordance with the terms and conditions set forth in this Agreement; and

WHEREAS, Licensee desires to obtain a non-exclusive license to use such Business Licensed Intellectual Property within the Field in accordance with the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual promises and agreements hereinafter set forth, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS.

Section 1.01 Certain Defined Terms. The following terms, when used herein, have the meanings set forth below. Capitalized terms used herein and not otherwise defined shall have the meanings assigned thereto in the Purchase Agreement.

“Confidential Information” means any and all information disclosed by or on behalf of Licensor or any of its Representatives (“Disclosing Party”) to Licensee or any of its Representatives (“Receiving Party”) under this Agreement, including Business Licensed Intellectual Property and information relating to the matters which are the subject of this Agreement, the terms, existence and nature of this Agreement, and all other information regarding Disclosing Party’s past, present or future research, technology, know-how, ideas, concepts, designs, products, markets, computer programs, prototypes, processes, machines, manufacture, compositions of matter, business plans and operations, technical information, drawings, specifications, and the like, except information which is: (a) at the time of disclosure, or thereafter becomes, a part of the public domain through no act or omission by Receiving Party or its Representatives; (b) lawfully in the possession of Receiving Party prior to disclosure by or on behalf of Disclosing Party as shown by Receiving Party’s written records; (c) lawfully disclosed to Receiving Party by a third party which did not acquire the same under an obligation of confidentiality from or through Disclosing Party as shown by written records; or (d) independently developed by Receiving Party without use of Disclosing Party’s Confidential Information as shown by Receiving Party’s written records.

“Field” means microwave treatments for benign prostatic hyperplasia.

“Representatives” means a party’s employees, officers, directors, Affiliates, subcontractors, agents, successors and assigns.

ARTICLE II.

GRANT OF RIGHTS.

Subject to the terms and conditions of this Agreement and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Licensor hereby grants to Licensee and its Affiliates, and Licensee hereby accepts on behalf of itself and its Affiliates, an irrevocable (except as otherwise provided in Articles 3 and 7), non-exclusive, worldwide, royalty-free, fully paid-up right and license to use the Business Licensed Intellectual Property to the extent necessary or useful to make, have made, use, have used, distribute, promote, market, offer for sale, sell, have sold, import and export the Prolieve Products within the Field. Licensee shall be responsible and liable for any breaches of this Agreement by its Affiliates.

ARTICLE III.

BANKRUPTCY.

Licensor agrees that the rights to the Business Licensed Intellectual Property licensed by Licensor to Licensee as set forth herein constitute “intellectual property” as defined in Section 101(35A) of the Bankruptcy Code and that this Agreement shall be governed by Section 365(n) of the Bankruptcy Code. If Licensor voluntarily or involuntarily becomes subject to the protection of the Bankruptcy Code, and Licensor or the trustee in bankruptcy rejects this Agreement under Section 365 of the Bankruptcy Code, Licensee shall have the right to: (a) treat this Agreement as terminated; or (b) retain Licensee’s rights under this Agreement, specifically including, without limitation, the right to exercise its rights granted therein to the Business Licensed Intellectual Property.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES.

Section 4.01 Representations. Each of Licensee and Licensor hereby represents and warrants to the other party that: (a) it is a corporation duly organized and validly existing under the laws of the applicable state of its incorporation, and has all requisite power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; (b) this Agreement has been duly authorized, executed and delivered by such party and it constitutes the legal, valid and binding obligations of such party, and it is enforceable against such party in accordance with its terms, except to the extent such enforceability may be limited by bankruptcy, reorganization, insolvency or similar laws of general applicability governing the enforcement of the rights of creditors; and (c) neither the execution, delivery and performance of this Agreement nor the consummation by such party of the transactions contemplated hereby will violate or conflict with or constitute a default under any contractual obligation of such party, or any judgment, order or decree applicable to, or binding upon, such party.

Section 4.02 Disclaimer. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 4.01 OF THIS AGREEMENT AND IN THE PURCHASE AGREEMENT, LICENSOR MAKES NO OTHER EXPRESS OR IMPLIED WARRANTY AS TO THE BUSINESS LICENSED INTELLECTUAL PROPERTY AND HEREBY DISCLAIMS THE SAME. Without limiting the foregoing, this Agreement and the licenses granted herein do not and shall not be interpreted or construed to include: (a) any requirement to file any patent application or secure or maintain any patent, or (b) any license or rights by implication or estoppel.

Section 4.03 Export. Licensee acknowledges and agrees that it shall not export or re-export, directly or indirectly (including via remote access), the Business Licensed Intellectual Property or the Prolieve Products, as the case may be, or other information or materials it receives pursuant to this Agreement to any country for which the United States or any other relevant jurisdiction requires any export license or other governmental approval at the time of export without first obtaining such license or approval.

ARTICLE V.

CONFIDENTIALITY.

Section 5.01 Nondisclosure and Nonuse Obligations. Receiving Party shall not, without the prior consent of Disclosing Party, disclose any of Disclosing Party’s Confidential Information to anyone for any reason at any time, except as expressly permitted under this Agreement. Receiving Party shall not, without the prior consent of Disclosing Party, use any of Disclosing Party’s Confidential Information for any purpose except to exercise its rights and perform its obligations hereunder, or as requested by Disclosing Party. If Receiving Party believes in good faith that it is required by the law of any relevant jurisdiction or pursuant to an order of a court of competent jurisdiction or that of a competent Governmental Authority to disclose any of Disclosing Party’s Confidential Information, it shall provide notice to Disclosing Party, to the greatest extent possible, prior to making such disclosure so as to allow Disclosing Party time to undertake legal or other action, to prevent such disclosure or otherwise obtain confidential treatment of such disclosure. In no event will Receiving Party disclose any of Disclosing Party’s Confidential Information that Receiving Party is not compelled to disclose by law, and Receiving Party will exercise reasonable efforts to obtain assurance that confidential treatment will be accorded to any of Disclosing Party’s Confidential Information so disclosed.

Section 5.02 Representatives. Receiving Party shall limit dissemination of Disclosing Party’s Confidential Information to only those of Receiving Party’s Representatives having a “need to know”, advise each such Representative who receives Disclosing Party’s Confidential Information that such information is confidential, and require each such Representative (other than attorneys and other agents who are already under a professional duty of confidentiality) to sign and comply with a written agreement obligating it/he/she to observe all of Receiving Party’s obligations hereunder relating to confidentiality and non-disclosure. Each party further acknowledges that the Disclosing Party’s disclosure of Disclosing Party’s Confidential Information (including that which is a process, machine, manufacture, or composition of matter) is not intended to be an offer for sale or public use. Receiving Party shall not by virtue of this Agreement, obtain any title to, or any interest or license in, any of Disclosing Party’s Confidential Information, except as contemplated in this Agreement.

Section 5.03 Publicity. Neither party shall issue a press release or other public announcement or public disclosure concerning this Agreement (or any term sheet, bids, negotiations or other related information), the transactions contemplated herein, or the relationship between the parties without the prior approval of an authorized representative of the other party. Without limiting the foregoing, neither party shall use any word, name, logo, image, symbol, slogan, sample or design of the other party or the other party’s product, or any quote or statement from an employee, consultant or agent of the other party, in any written or oral advertisement, endorsement or other promotional materials without the prior approval of an authorized representative of the other party or as otherwise contemplated under this Agreement or another agreement between the parties.

Section 5.04 Third Party Information. Neither party shall, nor shall it permit any of its Representatives to, disclose to the other party any confidential or proprietary information belonging to any third party without the consent of such party.

ARTICLE VI.

INFRINGEMENT.

In the event that Licensee determines that a third party is making, using, or selling a product that may infringe or misappropriate the Business Licensed Intellectual Property or is otherwise infringing or misappropriating Licensor’s rights in the Business Licensed Intellectual Property, it will promptly notify the Licensor in writing. Licensor shall have the sole right, but not the obligation, to bring suit against any Person for infringement or misappropriation of the Business Licensed Intellectual Property and for controlling such suit. Licensor shall be solely entitled to any and all recoveries resulting from an enforcement action. Licensee agrees to assist Licensor in any such legal proceedings, at Licensor’s reasonable request, and Licensor shall reimburse Licensee for all reasonable expenses incurred by Licensee in providing such assistance.

ARTICLE VII.

TERM; TERMINATION.

Section 7.01 Term. This Agreement shall commence as of the Effective Date and shall remain in effect in perpetuity, unless terminated sooner.

Section 7.02 Effect of Termination. The provisions of this Section 7.02 and of Articles 1, 4, 5, 6, 8 and 9 shall survive any termination or expiration of this Agreement. Nothing herein shall be construed to release either party of any obligation which matured prior to the effective date of such termination.

ARTICLE VIII.

RISK ALLOCATION.

Section 8.01 Indemnification.

(a) By Licensor. Licensor will defend, indemnify and hold harmless Licensee and its subsidiaries, parent corporations, affiliates, officers, directors, partners, employees, agents, successors and assigns (collectively, the “Licensee Indemnitees”) from and against any claim, suit, demand, loss, damage, expense (including reasonable attorney’s fees of indemnitee(s) and those that may be asserted by a third party) or liability (collectively, “Losses”) suffered by or imposed upon the Licensee Indemnitee(s) by any third party arising from or related to: (i) any breach of Licensor’s representations, warranties or covenants under this Agreement; and (ii) any gross negligence or intentional misconduct by Licensor (or its agents, consultants or employees) in performing its obligations under this Agreement. The foregoing indemnification action shall not apply in the event and to the extent a claim is subject to indemnification by Licensee pursuant to Section 8.01(b) below, or that a court of competent jurisdiction determines that such Losses arose as a result of any Licensee Indemnitee’s gross negligence, intentional misconduct or intentional breach of this Agreement.

(b) By Licensee. Licensee will defend, indemnify and hold harmless Licensor and its subsidiaries, parent corporations, affiliates, officers, directors, partners, employees, agents, successors and assigns (collectively, the “Licensor Indemnitees”) from and against any Losses suffered by or imposed upon the Licensor Indemnitee(s) by any third party arising from or related to: (i) any breach of Licensee’s representations, warranties or covenants under this Agreement; (ii) the use, development, manufacture, production, promotion, sale or distribution by or on behalf of Licensee of Licensed Products; and (iii) any gross negligence or intentional misconduct by Licensee (or its agents, consultants or employees) in performing its obligations under this Agreement). The foregoing indemnification action shall not apply in the event and to the extent a claim is subject to indemnification by Licensor pursuant to Section 8.01(a) above, or that a court of competent jurisdiction determines that such Losses arose as a result of any Licensor Indemnitee’s gross negligence, intentional misconduct or intentional breach of this Agreement.

Section 8.02 Procedure. To receive the benefit of the foregoing indemnities the Person seeking indemnification (the “Indemnitee”) must promptly notify the other party (the “Indemnifying Party”) in writing of a claim or suit and provide reasonable cooperation (at the Indemnifying Party’s expense) and tender to the Indemnifying Party full authority to defend or settle the claim or suit. The Indemnifying Party has no obligation to indemnify the Indemnitee in connection with any settlement made without the Indemnifying Party’s written consent. The Indemnifying Party may not settle such claim or suit without the consent of the other party, which consent shall not be unreasonably withheld or delayed, provided, however, that such consent is not required so long as such settlement includes an unconditional release of the Indemnitee. The Indemnitee has the right to participate at its own expense in the claim or suit and in selecting counsel therefor. The Indemnitee shall cooperate with the Indemnifying Party, as reasonably requested, at the Indemnifying Party’s sole cost and expense.

Section 8.03 Limitation of Liability. EXCEPT FOR DAMAGES ARISING FROM BREACHES OF OBLIGATIONS UNDER SECTION 5 AND EXCEPT FOR AMOUNTS PAYABLE WITH RESPECT TO THIRD PARTY INDEMNIFICATION CLAIMS UNDER SECTION 8.1: (A) NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR LOST PROFITS OR FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY, AND (B) THE MAXIMUM AGGREGATE LIABILITY OF LICENSOR HEREUNDER SHALL NOT EXCEED A MAXIMUM AMOUNT EQUAL TO TWO HUNDRED THOUSAND DOLLARS ($200,000).

Section 8.04 No Duplication. Notwithstanding anything herein to the contrary, Licensee shall not be entitled to make a claim for indemnification under both this Agreement and the Purchase Agreement with respect to the same damages that are related to or arise, directly or indirectly, out of a particular event, circumstance or loss.

ARTICLE IX.

MISCELLANEOUS.

Section 9.01 Relationship of Parties. For the purposes of this Agreement, each party hereto shall be, and shall be deemed to be, an independent contractor and not an agent, partner, joint venturer, representative or employee of any other party. No party shall have authority to make any statements, representations, compromises of rights or commitments of any kind, assume or create any obligations, or to accept process for or take any other action which shall be binding on the other parties, except as may be explicitly provided for herein or authorized in writing by the other parties.

Section 9.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile, by e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

(a) if to Licensor:

Boston Scientific Corporation

One Boston Scientific Place

Natick, MA 01760

Attention: Chief Financial Officer

Fax: (508) 650-8956

with a copy (which shall not constitute notice) to:

Boston Scientific Corporation

One Boston Scientific Place

Natick, MA 01760

Attention: Chief Corporate Counsel

Fax: (508) 650-8960

(b) if to Licensee:

Medifocus, Inc.

8320 Guilford Road

Suite A

Columbia, MD 21046

Attention: John Mon

Fax: (410) 290-7255

with a copy to:

Venable LLP

750 East Pratt Street, Suite 900

Baltimore, MD 21202

Attention: Michael J. Baader, Esq.

Fax: (410) 244-7742

Section 9.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

Section 9.04 Entire Agreement. This Agreement, the Purchase Agreement and the other Ancillary Agreements constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between Licensor and Licensee with respect to the subject matter hereof and thereof.

Section 9.05 Assignment. Neither party may assign this Agreement or any of its rights and obligations under this Agreement without the prior written consent of the other party, not to be unreasonably withheld or delayed; provided, that either party may assign this Agreement to an Affiliate of such party or as part of a corporate reorganization, consolidation, merger or sale of substantially all of the capital stock or assets of a party, or the relevant division or business unit of the party that holds or uses all or a substantial portion of the Business Licensed Intellectual Property without the prior written consent of the other party, provided, further, that in each instance the assignee Person expressly assumes all obligations imposed on the assigning party by this Agreement in writing.

Section 9.06 Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, Licensor and Licensee or (b) by a waiver in accordance with Section 9.07.

Section 9.07 Waiver. Either party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or (c) to the extent permitted by applicable Law, waive compliance with any of the agreements of the other party or conditions to such party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

Section 9.08 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

Section 9.09 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity.

Section 9.10 Interpretive Rules. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and all Article and Section references are to this Agreement unless otherwise specified. The words “include,” “includes” and “including” will be deemed to be followed by the phrase “without limitation.” The word “days” means calendar days unless otherwise specified herein. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. No provision of this Agreement shall be construed to require party or their respective officers, directors, subsidiaries or Affiliates to take any action which would violate or conflict with any applicable Law. The word “if” means “if and only if.” The word “or” shall not be exclusive. The meanings given to terms defined herein will be equally applicable to both the singular and plural forms of such terms. Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms. Except as otherwise expressly provided herein, all references to “dollars” or “$” will be deemed references to the lawful money of the United States of America.

Section 9.11 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any Massachusetts federal court; provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined primarily in any state court sitting in the Commonwealth of Massachusetts. Consistent with the preceding sentence, the parties hereto hereby (a) submit to the exclusive jurisdiction of any federal or state court sitting in the Commonwealth of Massachusetts for the purpose of any Action arising out of or relating to this Agreement brought by either party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts. Each party further irrevocably consents to the service of process out of any of the aforementioned courts in any such Action by the mailing of copies thereof by mail to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt by registered mail; provided, however, that nothing in this Section 9.11 shall affect the right of any party to serve legal process in any other manner permitted by law. The consent to jurisdiction set forth in this Section 9.11 shall not constitute a general consent to service of process in the Commonwealth of Massachusetts and shall have no effect for any purpose except as provided in this Section 9.11.

Section 9.12 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.

Section 9.13 Counterparts. This Agreement may be executed and delivered (including by facsimile or pdf transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, each of Licensor and Licensee has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BOSTON SCIENTIFIC CORPORATION

By:	/S/ Thomas G. Robinson
Thomas G. Robinson
Vice President, Strategy and Business Development
Urology and Women’s Health

MEDIFOCUS, INC.

By:	/S/ Augustine Y. Cheung
Augustine Y. Cheung, Ph.D.
Chief Executive Officer

[Signature Page to Seller Out-License Agreement]